EXHIBIT 99.2

ITEM 8 INFORMATION

Each of Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P. and PEP EDMC L.L.C.  (collectively, the “PEP Investing Entities”) is a party to a Shareholders Agreement, dated as of October 7, 2009, by and among Education Management Corporation (the “Company”), the PEP Investing Entities, funds associated with The Goldman Sachs Group, Inc., funds associated with Leeds Equity Partners, funds associated with AlpInvest Partners N.V. and funds associated with Citigroup Private Equity LP and Fisher Lynch Co-Investment Partnership, L.P., Ontario Teachers’ Pension Plan Board and General Electric Pension Trust (the “Shareholders Agreement” and all such shareholders, collectively, the “Shareholder Agreement Parties”).

The Shareholders Agreement provides that certain of the PEP Investing Entities and certain of the funds associated with The Goldman Sachs Group, Inc. will each have the right to designate up to two of the Company’s directors and certain of the funds associated with Leeds Equity Partners will have the right to designate one of the Company’s directors.  Subject to certain exceptions, the Shareholders Agreement requires all Shareholder Agreement Parties to vote their shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for directors that are designated in accordance with the provisions of the Shareholders Agreement.  The Shareholders Agreement also contains certain provisions regarding transfer restrictions, drag-along rights and tag-along rights with respect the shares of Common Stock owned by the Shareholder Agreement Parties.

The aggregate number of shares of Common Stock beneficially owned collectively by the GS Investing Entities, funds associated with Providence Equity Partners and funds associated with Leeds Equity Partners (collectively, the “Significant Holders”), based on available information, is 105,065,198 which represents approximately 82.48% of the outstanding Common Stock and the aggregate number of shares of Common Stock beneficially owned collectively by the Significant Holders and other parties to the Shareholders Agreement, based on available information, is 117,839,254, which represents approximately 92.51% of the outstanding Common Stock.

The share ownership reported for the PEP Investing Entities does not include any shares of Common Stock owned by the other Shareholder Agreement Parties, except to the extent disclosed in this Schedule 13G.  Each of the PEP Investing Entities disclaims beneficial ownership of any shares of Common Stock owned by the other Shareholder Agreement Parties, except to the extent disclosed in this Schedule 13G.

See also, Item 4.

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